Exhibit 3.3

CERTIFICATE OF CONVERSION

OF

goodrich petroleum corporation

TO

PALOMA NATURAL GAS HOLDINGS, LLC

The undersigned hereby files this Certificate of Conversion pursuant to Section 18-214 of the Delaware Limited Liability Company Act and Section 266 of the Delaware General Corporation Law and hereby certifies as follows:

1.	Goodrich Petroleum Corporation (the “Corporation”) was first incorporated in the State of Delaware on November 2, 2021, and its jurisdiction of incorporation immediately prior to its conversion to a limited liability company is the State of Delaware.

2.	The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion is Goodrich Petroleum Corporation, a Delaware corporation.

3.	The name of the Delaware limited liability company into which the Corporation is being converted as set forth in its certificate of formation filed in accordance with Section 18-214(b) of the Delaware Limited Liability Company Act is Paloma Natural Gas Holdings, LLC.

4.	This Certificate of Conversion will be effective at 11:59 p.m. New York City time on December 23, 2021.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of December 23, 2021.

SOLE STOCKHOLDER:

PALOMA PARTNERS VI HOLDINGS, LLC

By:	/s/ Christopher N. O’Sullivan
Name:	Christopher N. O’Sullivan
Title:	President

Signature Page to

Certificate of Conversion of

Goodrich Petroleum Corporation to

paloma Natural Gas Holdings, LLC